CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference, in the registration statement on Form S-8 dated April 28, 2020 of The Alkaline Water Company Inc., of our report dated June 29, 2018 relating to our audit of the consolidated financial statements as of and for the year ended March 31, 2018, and the reference to us under the caption "Experts and Counsel."

/s/ AMC Auditing

AMC Auditing

Las Vegas, Nevada

April 28, 2020